Exhibit 99.1

Contact:	Ralph Marimon QuickLogic Corporation (408) 990-4000 rsmarimon@quicklogic.com

QuickLogic Announces Preliminary Q4 2012 Revenue

Sunnyvale, CA – January 9, 2013 – QuickLogic Corporation (NASDAQ: QUIK), the leader in low-power Customer Specific Standard Products (CSSPs), today announced that it expects to report fourth quarter revenue of approximately $3.1 million compared to previously announced guidance of approximately $3.7 million, plus or minus 10%. New product revenue is expected to be approximately $1.0 million while mature product revenue is expected to be approximately $2.1 million as compared to previously announced guidance of approximately $1.6 million and $2.1 million plus or minus 10%, respectively.

“While I’m disappointed in our revenue performance for the fourth quarter, we are continuing to make progress in our long term customer and partner strategy,” said Andy Pease, QuickLogic’s President and CEO. “This progress includes the initial shipment on the new handset design mentioned in our last conference call, and 3 new orders that were booked in December for our ArcticLink III platform, two of which utilize our MIPI interface. I will provide more details on our progress during our upcoming earnings conference call.”

QuickLogic cautions that the financial results disclosed are preliminary based on the best information currently available to the company and are subject to completion of the financial statements and the audit of QuickLogic’s year-end financial results. Complete financial results are expected to be released on February 6, 2013.

About QuickLogic

QuickLogic Corporation is the inventor and pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics OEMs and ODMs. These silicon plus software solutions are called Customer Specific Standard Products (CSSPs). CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market. For more information about QuickLogic and CSSPs, visit www.quicklogic.com

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to the Company’s revenue and revenue generated from the Company’s new products. Actual results could differ materially from the results described in these forward-looking statements. Factors that could cause actual results to differ materially include: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; capacity constraints; and general economic conditions. These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation.